[Letterhead of Piper & Marbury]










                                             October 5, 1995



SunAmerica Inc.
1 SunAmerica Inc.
Century City
Los Angeles, California  90067-6022

Ladies and Gentlemen:

               We have acted as Maryland counsel to SunAmerica Inc. (the "Corporation") in connection with its Registration Statement on Form S-3 (Registration No. 33-62405) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the acquisition by SunAmerica Capital Trust II (the "Trust") of the Corporation's 8.35% Junior Subordinated Debentures due 2044 (the "Debentures") to be issued pursuant to the Junior Subordinated Indenture dated as of March 15, 1995 between the Corporation and The First National Bank of Chicago, as Trustee (the "Indenture"), as supplemented by the Second Supplemental Indenture to be dated as of October 11, 1995 (the "Supplemental Indenture"), and the delivery by the Corporation of its guarantee for the benefit of the holders of the Trust's Trust Originated Preferred Securities. In that capacity, we have reviewed the Charter and By-Laws of the Corporation, the Indenture, the Supplemental Indenture, the proposed form of Guarantee Agreement to be executed and delivered by the Corporation (the "Guarantee Agreement"), the proceedings of the Board of Directors and the Pricing Committee of the Board of Directors of the Corporation relating to the issuance by the Corporation of the Debentures and the execution and delivery of the Supplemental Indenture and the Guarantee Agreement, and such other documents, instruments and matters of law as we have deemed necessary to the rendering of the opinion expressed below.

               Based on the foregoing, we are of the opinion and advise you that the execution and delivery by the Corporation of the Supplemental Indenture and the Guarantee Agreement, and the issuance of the Debentures by the Corporation under the Supplemental Indenture, have been duly and validly authorized by the Corporation.

               We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Registration Statement and the related Prospectus. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.


                                             Very truly yours,

                                             /s/ PIPER & MARBURY